News Release

Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

HOPE BANCORP REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS

Q1 2017 Highlights:

▪	New loan originations total $587.4 million, up 26% over 4Q 2017

▪	Total deposits increase to $10.70 billion, notwithstanding the consolidation of 12 branches at year-end 2016

▪	Signed definitive agreement to acquire Seattle-based U & I Financial Corp.

▪	Net income totals $37.0 million, or $0.27 per diluted common share, including merger-related expenses of $947,000

LOS ANGELES - April 27, 2017 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for three months ended March 31, 2017.

The mergers of Wilshire Bancorp, Inc. (“Wilshire”) with and into BBCN Bancorp, Inc. (“BBCN”) and Wilshire Bank with and into BBCN Bank were completed on July 29, 2016, and the combined company began operations under the new banners of Hope Bancorp, Inc. and Bank of Hope effective July 30, 2016. The 2017 first quarter and 2016 fourth quarter financial results reflect the full quarters of combined operations following the completion of the merger. The 2016 first quarter reflects stand-alone operations of the former BBCN. As a result, the Company’s 2017 first quarter may not be comparable to financial results for the year-ago first quarter.

For the three months ended March 31, 2017, net income totaled $37.0 million, or $0.27 per diluted common share, based on 135,689,816 weighted average diluted shares outstanding, and included pre-tax merger-related expenses of $947,000. This compares with 2016 fourth quarter net income of $40.6 million, or $0.30 per diluted common share, based on 135,585,561 weighted average diluted shares outstanding, and included $3.0 million in merger-related expenses. For the 2016 first quarter, net income totaled $23.6 million, or $0.30 per diluted common share, based on 79,613,245 weight average diluted shares outstanding, and included merger-related expenses of $1.2 million. Excluding the merger-related expenses, core net income would have been $37.5 million, or $0.28 per diluted common share, for the 2017 first quarter, $42.4 million, or $0.31 per diluted common share, for the preceding 2016 fourth quarter, and $24.3 million, or $0.31 per diluted common share, for the 2016 first quarter.

Net income excluding pre-tax merger-related expenses is a non-GAAP financial measure. Management reviews net income excluding merger-related expenses in evaluating the Company’s overall evaluation of its performance and has included this financial metric in response to market participant interest in the Company’s core earnings performance. The accompanying financial information includes a reconciliation of core net income and earnings per share excluding merger-related expenses.

“Hope Bancorp’s 2017 first quarter results demonstrate the meaningful progress we have made on the integration of our merger of equals completed last year and capturing the synergies that we projected,” said Kevin S. Kim, President and Chief Executive Officer. “Despite the seasonally slow first quarter, we were able to significantly increase our loan production across all of our lending areas. We originated $587 million in new loans during the first quarter, which amounted to a 26% increase from the preceding quarter, and improved loan pricing contributed

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to a 2 basis point improvement in our net interest margin. The cost saves following the completion of the first phase of branch consolidations at the end of 2016 are evident in our lower levels of noninterest expenses associated with our branch operations. Notwithstanding those branch closures, we are pleased to report core deposits increased by $117 million, or 7% on an annualized basis.

“Our financial results, however, were adversely impacted by several unusual expense items and elevated credit costs associated with our OREO portfolio and nonperforming loans. While we are disappointed that our earnings came in lighter than expected this quarter, we are confident that the results are not indicative of the future performance of the Company and that the initiatives we are taking today further strengthen our Bank’s prospects for the long term. We look forward to keeping our shareholders, employees and customers apprised of our ongoing progress and achievements,” said Kim.

Financial Highlights

(dollars in thousands, except per share data) (unaudited)	At or for the Three Months Ended
	3/31/2017	12/31/2016	3/31/2016
Net income	$36,960	$40,630	$23,623
Diluted earnings per share	$0.27	$0.30	$0.30
Net interest income before provision for loan losses	$114,905	$117,209	$71,607
Net interest margin	3.77%	3.75%	3.84%
Noninterest income	$17,603	$18,192	$8,775
Noninterest expense	$66,293	$66,731	$40,049
Net loans receivable	$10,471,008	$10,463,989	$6,295,079
Deposits	$10,703,777	$10,642,035	$6,467,411
Nonaccrual loans (1)	$37,009	$40,074	$43,548
ALLL to loans receivable	0.75%	0.75%	1.21%
ALLL to nonaccrual loans (1)	212.54%	197.99%	176.49%
ALLL to nonperforming assets (1) (2)	74.65%	71.32%	66.17%
Provision for loan losses	$5,600	$800	$500
Net charge offs	$6,284	$1,433	$52
ROA	1.11%	1.20%	1.20%
ROE	7.91%	8.72%	9.99%
Efficiency ratio	50.03%	49.28%	49.82%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $15.2 million, $15.9 million, and $15.4 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
(2) Nonperforming assets exclude purchased credit-impaired loans totaling $17.3 million, $19.6 million and $13.1 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

Operating Results for the 2017 First Quarter

The comparability of Hope Bancorp’s operating results with past performance is impacted by acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions. The Company provides the following supplemental information to facilitate a better understanding of financial performance. Net interest income and operating income for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 include the following pre-tax acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions:

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(dollars in thousands) (unaudited)	Three Months Ended
	3/31/2017	12/31/2016	3/31/2016
Accretion on purchased non-impaired loans	$2,676	$3,355	$1,966
Accretion on purchased credit-impaired loans	2,084	2,182	1,965
Amortization of premium on low income housing tax credits	(84)	(84)	—
Amortization of premium on acquired FHLB borrowings	441	449	97
Accretion of discount on acquired subordinated debt	(259)	(260)	(44)
Amortization of premium on acquired time deposits and savings	3,476	3,478	24
Total acquisition accounting adjustments	$8,334	$9,120	$4,008
Merger-related expenses	(947)	(2,952)	(1,207)
Total	$7,387	$6,168	$2,801

Net Interest Income and Net Interest Margin. Net interest income before provision for loan losses for the 2017 first quarter totaled $114.9 million, compared with $117.2 million in the preceding 2016 fourth quarter. In the year-ago first quarter, net interest income before provision for loan losses amounted to $71.6 million for BBCN on a stand-alone basis.

The net interest margin (net interest income divided by average interest earning assets) and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2017	12/31/2016	change	3/31/2016	change
Net interest margin, excluding the effect of acquisition accounting adjustments	3.49%	3.45%	0.04	3.58%	(0.09)
Acquisition accounting adjustments	0.28%	0.30%	(0.02)	0.26%	0.02
Net interest margin	3.77%	3.75%	0.02	3.84%	(0.07)

The net interest margin for the 2017 first quarter increased 2 basis points from the preceding fourth quarter, or 4 basis points on a core basis, excluding the effect of acquisition accounting adjustments. Compared with the year-ago first quarter, net interest margin decreased 7 basis points, or 9 basis points on a core basis.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2017	12/31/2016	change	3/31/2016	change
Weighted average yield on loans, excluding the effect of acquisition accounting adjustments	4.63%	4.59%	0.04	4.64%	(0.01)
Acquisition accounting adjustments	0.19%	0.21%	(0.02)	0.31%	(0.12)
Weighted average yield on loans	4.82%	4.80%	0.02	4.95%	(0.13)

The weighted average yield on loans for the first quarter increased by 2 basis points when compared with the preceding 2016 fourth quarter, or 4 basis points on a core basis, excluding the effect of acquisition accounting adjustments. Compared with the 2016 first quarter, the weighted average yield on loans declined 13 basis points, or 1 basis point on a core basis.

The weighted average yield on new loans originated during the 2017 first quarter improved 11 basis points to 4.26% from 4.15% in the preceding 2016 fourth quarter. The weighted average yield on new loans in the year-ago first quarter was 4.29%.

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The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2017	9/30/2016	change	3/31/2016	change
Weighted average cost of deposits, excluding the effect of acquisition accounting adjustments	0.69%	0.68%	0.01	0.63%	0.06
Acquisition accounting adjustments	(0.14)%	(0.13)%	(0.01)	—%	(0.14)
Weighted average cost of deposits	0.55%	0.55%	—	0.63%	(0.08)

The weighted average cost of deposits for the 2017 first quarter was stable with preceding fourth quarter at 55 basis points, and increased 1 basis point on a core basis, excluding the effect of premium amortization on time and savings deposits assumed in acquisitions. Compared with the year-ago first quarter, the weighted average cost of deposits declined 8 basis points, but increased 6 basis points on a core basis.

Noninterest Income. Noninterest income for the 2017 first quarter totaled $17.6 million, compared with $18.2 million in the preceding 2016 fourth quarter and $8.8 million in the year-ago first quarter for BBCN on a stand-alone basis. Variations in noninterest income for comparable periods largely reflect variations in gain on sale of Small Business Administration (“SBA”) and gain on sale of other loans. Noninterest income for the 2017 first quarter included a $3.3 million gain on sale of SBA loans versus $3.7 million in the preceding fourth quarter. The Company posted a gain on sale of other loans in the 2017 first quarter of just $420,000, compared with $1.4 million in the 2016 fourth quarter. The Company noted that the lower level of gain on sale of other loans, which represents gains from the sale of mortgage loans, reflects the seasonality in the mortgage industry and the initial impact of the rising interest rate environment. Noninterest income for the 2016 first quarter for BBCN on a standalone basis included $1.8 million gain on sale of SBA loans.

Noninterest Expense. Total noninterest expense amounted to $66.3 million in the 2017 first quarter, $66.7 million in the preceding 2016 fourth quarter and $40.0 million in the year-ago first quarter for BBCN on a stand-alone basis. Excluding merger-related expenses of $947,000, $3.0 million and $1.2 million in the 2017 first quarter, 2016 fourth quarter and 2016 first quarter, respectively, total noninterest expense would have been $65.3 million, $63.8 million and $38.8 million.

Noninterest expense excluding merger-related expenses is a non-GAAP financial measure. Management believes total noninterest expense excluding merger-related expenses more accurately reflects the Company’s results of operations in the overall evaluation of its performance. A reconciliation of the noninterest expense excluding merger-related expenses is included in the accompanying financial tables.

Linked-quarter reductions in expenses related to occupancy, furniture and equipment and data processing and communications reflect the closure of 12 branches at the end of 2016. The benefit of these cost saves were offset in the first quarter of 2017 by higher-than-usual advertising and marketing fees associated with a major sponsorship event and elevated credit-related expenses.

The Company said it is on track to complete the second and final phase of its branch consolidation plan by the end of the second quarter, with the closure of six branches at the end of the 2017 first quarter, along with two additional branches scheduled to close at the end of April 2017 and one branch closure planned for late May 2017.

Salaries and employee benefits expense for the 2017 first quarter was flat with the preceding fourth quarter at $34.2 million. This compares with salaries and employee benefits expense of $21.6 million for BBCN on a stand-alone basis in the 2016 first quarter. The total number of FTEs, excluding employees on leave, as of March 31, 2017 was 1,352, down modestly from 1,372 as of December 31, 2016. At March 31, 2016, the total number of FTEs for the former BBCN was 941.

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Income Tax Provision. The effective tax rate for the 2017 first quarter was 39.0%, compared with 40.1% for the preceding 2016 fourth quarter and 40.7% for the first quarter a year ago.
Balance Sheet Summary

Loans receivable totaled $10.55 billion at March 31, 2017, compared with $10.54 billion at December 31, 2016, and $6.37 billion at March 31, 2016.

Total new loan originations during the 2017 first quarter increased 26% over the seasonally higher preceding fourth quarter and amounted to $587.4 million, including residential mortgage loan originations of $58.0 million and SBA loan originations of $75.3 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans totaled $51.9 million for the first quarter of 2017, compared with $42.2 million for the preceding 2016 fourth quarter and $37.6 million for the year-ago first quarter. During the 2017 first quarter, the Company sold $44.9 million of its SBA loans held for sale, compared with $50.3 million in the preceding fourth quarter and $23.8 million in the first quarter a year ago.

Aggregate pay offs and pay downs in the 2017 first quarter amounted to $414.6 million, compared with $417.3 million for the preceding 2016 fourth quarter. In the year-ago first quarter, aggregate pay offs and paydowns for BBCN on a stand-alone basis totaled $201.9 million.

Total deposits at March 31, 2017 increased to $10.70 billion from $10.64 billion at December 31, 2016, notwithstanding the closure of 12 branches at year-end 2016 under the first phase of the Company’s branch consolidation plan. The increase in deposits reflects higher balances in noninterest bearing deposits and money market accounts, partially offset by reductions in time deposits under $100,000. Total deposits at March 31, 2016 for the stand-alone BBCN amounted to $6.47 billion.

Credit Quality

The provision for loan losses for the 2017 first quarter was $5.6 million, compared with $800,000 for the preceding 2016 fourth quarter and $500,000 for the year-ago first quarter.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “legacy loans”) and loans acquired through the Wilshire Bancorp, Center Financial, Pacific International and Foster Bankshares transactions (referred to as “purchased loans”). The purchased loans are further segregated between non-impaired and credit-impaired loans.

The composition of the ALLL as of March 31, 2017, December 31, 2016 and March 31, 2016 is as follows:

(dollars in thousands) (unaudited)	3/31/2017	12/31/2016	3/31/2016
Legacy loans (1)	$64,055	$66,399	$64,016
Purchased non-impaired loans (2)	2,468	814	963
Purchased credit-impaired loans (2)	12,136	12,130	11,877
Total ALLL	$78,659	$79,343	$76,856

Loans receivable	$10,549,667	$10,543,332	$6,371,935
ALLL coverage ratio	0.75%	0.75%	1.21%

(1)	Legacy loans include loans originated by the Bank’s predecessor bank, loans originated by Bank of Hope and loans that were acquired and that have been refinanced as new loans.

(2)	Purchased loans were marked to fair value at acquisition date, and the allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

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Following are the components of criticized loan balances as of March 31, 2017, December 31, 2016 and March 31, 2016:

(dollars in thousands) (unaudited)	3/31/2017	12/31/2016	3/31/2016
Special Mention (1)	$225,968	$243,656	$104,042
Classified (1)	309,996	313,055	203,398
Criticized	$535,964	$556,711	$307,440

(1)	Balances include purchased loans which were marked to fair value on the date of acquisition.

The Company defines nonperforming loans to include delinquent loans past due 90 days or more on nonaccrual status, delinquent loans past due 90 days or more on accrual status (excluding purchased credit-impaired loans) and accruing restructured loans. Nonaccrual loans at March 31, 2017 declined to $37.0 million, or 0.35% of loans receivable, from $40.1 million, or 0.38% of loans receivable, at December 31, 2016 and $43.5 million, or 0.68% of loans receivable, at March 31, 2016. Accruing restructured loans totaled $49.0 million at March 31, 2017, compared with $48.9 million at December 31, 2016 and $52.8 million at March 31, 2016. Total nonperforming loans at March 31, 2017 declined to $86.3 million, or 0.82% of loans receivable, from $89.3 million, or 0.85% of loans receivable, at December 31, 2016 and $96.4 million, or 1.51% of loans receivable, at March 31, 2016.

Nonperforming assets, including nonperforming loans and OREO, declined to $105.4 million at March 31, 2017, from $111.2 million at December 31, 2016 and $116.1 million at March 31, 2016. As a percentage of total assets, nonperforming assets improved to 0.78% at March 31, 2017 from 0.83% at December 31, 2016 and 1.44% at March 31, 2016.

For the 2017 first quarter, net charge offs totaled $6.3 million, or 0.24% of average loans receivable on an annualized basis, and included the charge off of a $3.0 million commercial credit relationship. In addition, charge offs aggregating approximately $3.6 million included smaller impairment charge offs caused by various circumstances like business closures or property vacancies leading to their nonperformance in the first quarter. In comparison, net charge offs for the preceding 2016 fourth quarter totaled $1.4 million, or 0.05% of average loans receivable on an annualized basis and $52,000, or 0.00% of average loans receivable on an annualized basis, for the year-ago first quarter.

The allowance for loan losses at March 31, 2017 was $78.7 million, or 0.75% of loans receivable (excluding loans held for sale), compared with $79.3 million, or 0.75%, at December 31, 2016 and $76.9 million, or 1.21%, at March 31, 2016. The coverage ratio of the allowance for loan losses to nonperforming loans (excluding purchased credit-impaired loans) was 91.18% at March 31, 2017, versus 88.90% at December 31, 2016 and 79.77% at March 31, 2016.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collected in accordance with the contractual terms) totaled $129.6 million at March 31, 2017, compared with $140.4 million at December 31, 2016 and $140.4 million at March 31, 2016.

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Capital

At March 31, 2017, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution, as summarized in the following table:

	3/31/2017	12/31/2016	3/31/2016	Minimum Guideline for “Well-Capitalized” Institution
Common Equity Tier 1 Capital	12.29%	12.10%	11.96%	6.50%
Tier 1 Leverage Ratio	11.75%	11.49%	11.44%	5.00%
Tier 1 Risk-based Ratio	13.12%	12.92%	12.54%	8.00%
Total Risk-based Ratio	13.83%	13.64%	13.64%	10.00%

Tangible common equity per share and as a percentage of tangible assets are summarized in the following table:

	3/31/2017	12/31/2016	3/31/2016
Tangible common equity per share (1)	$10.32	$10.15	$10.73
Tangible common equity to tangible assets (1)	10.75%	10.60%	10.73%

(1)
Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. The accompanying financial information includes a reconciliation of the ratio of tangible common equity to tangible assets with stockholders’ equity and total assets.

Form 10-K Filing

The Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the Securities and Exchange Commission. While the Company currently does not expect to report in its Annual Report on Form 10-K any material changes to its financial results from those previously reported in the January 24, 2017 press release for the Company’s financial results for the three and twelve months ended December 31, 2016, there can be no assurances that changes will not be made as the audit process is completed. The Company presently expects to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the Securities and Exchange Commission on or before May 12, 2017.

Internal Controls Over Financial Reporting

During the course of the audit of our financial statements for the fiscal year ended December 31, 2016, which audit is ongoing as of the date hereof, management identified certain material weaknesses in the system of internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The following deficiencies relate to internal controls specific to the accounting for the merger with Wilshire Bancorp, Inc. (“Wilshire”):

•	deficiencies in internal controls, specifically related to the existence of loans, and monitoring of credit risk ratings of loans acquired as of the July 29, 2016 closing of the merger with Wilshire;

•	deficiencies in the documentation of information technology general controls related to the systems conversion process following the merger with Wilshire; and

•
deficiencies related to staffing within the Company to handle the increase in required documentation of the combined system of internal controls over financial reporting resulting from the merger with Wilshire.

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The following deficiency relates to internal controls over financial reporting as of December 31, 2016:

•	deficiencies in internal controls over financial reporting due to the reclassifications made to the consolidated statement of cashflows in the Company’s Form 10-K for the year ended December 31, 2016.

Management determined that these significant control deficiencies constituted material weaknesses in the Company’s internal control over financial reporting. Management also acknowledges that additional control deficiencies may be identified, and that such control deficiencies could constitute additional material weaknesses.

Management, with the oversight of the audit committee, has taken, and continues to take steps that management and the audit committee believe will remediate the identified material weaknesses. As part of these steps:

•	management reviewed the material weaknesses with our audit committee and senior management;

•
management engaged an independent third party loan review firm subsequent to the closing of the merger with Wilshire to evaluate the existence of loans and adequacy of loan grades for the Wilshire loan portfolio as of June 30, 2016 and September 30, 2016. Therefore, management is comfortable with the existence of loans and adequacy of loan grades for the Wilshire loan portfolio as of December 31, 2016;

•
management intends for future mergers and acquisitions, to perform, or have a third party perform, testing for the existence of loans and the adequacy of loan grades as of the exact transaction date in addition to due diligence and loans reviews that we normally perform;

•	management intends for future mergers and acquisitions, to enhance the documentation of IT general controls in place for the process of conversion;

•
management engaged an outside third party to assist with matters related to internal controls and recently hired a SOX compliance officer who will oversee issues related to the Company’s internal controls and other SOX related matters with the continued assistance of the third party; and

•	management will enhance its controls over financial reporting to seek to prevent any future reclassifications of the consolidated statement of cashflows.

Management believes that these changes will contribute significantly to the remediation of the material weaknesses in internal control over financial reporting. Additional changes may be implemented if determined necessary to remediate the identified material weaknesses and/or if additional material weaknesses are discovered. Although the Company’s remediation efforts are well underway and are expected to be completed in the near future, the Company’s material weaknesses will not be considered remediated until new internal controls are operational for a period of time and are tested, and management concludes that these controls are operating effectively.

Investor Conference Call

The Company will host an investor conference call on Friday, April 28, 2017 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the first quarter ended March 31, 2017. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through May 5, 2017, replay access code 10104107.

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About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $13.5 billion in total assets as of March 31, 2017. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 67 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, and Portland, Oregon; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

Forward-Looking Statements

This press release may contain forward-looking statements, which are the statements contained herein that are not historical facts. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of the Company, the businesses and markets in which the Company operates and is expected to operate, as well as the timing and substance of certain public disclosures regarding the Company’s financial condition, results of operations and internal controls over financial reporting. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, involve certain risks, uncertainties and assumptions that are difficult to assess, and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of such risks, uncertainties and assumptions, including, but not limited to the following: the Company’s inability to remediate its presently identified material weaknesses or to do so in a timely manner, the possibility that additional material weaknesses may arise in the future, and that a material weakness may have an impact on our reported financial results; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; inability to consummate the Company’s proposed merger with U & I Financial Corp. on the terms it has proposed; and failure to realize the benefits from the merger with U & I Financial Corp. that the Company currently expects if the merger is consummated. Readers should carefully review the risk factors and other information that could affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets	3/31/2017	12/31/2016	% change	3/31/2016	% change
Cash and due from banks	$461,068	$437,334	5%	$236,101	95%
Securities available for sale, at fair value	1,583,946	1,556,740	2%	1,087,897	46%
Federal Home Loan Bank (“FHLB”), Federal Reserve Bank (“FRB”) stock and other investments	65,161	66,166	(2)%	68,329	(5)%
Loans held for sale, at the lower of cost or fair value	19,141	22,785	(16)%	13,843	38%
Loans receivable	10,549,667	10,543,332	—%	6,371,935	66%
Allowance for loan losses	(78,659)	(79,343)	1%	(76,856)	(2)%
Net loans receivable	10,471,008	10,463,989	—%	6,295,079	66%
Accrued interest receivable	25,683	26,880	(4)%	15,660	64%
Premises and equipment, net	54,425	55,316	(2)%	35,134	55%
Bank owned life insurance	74,090	73,696	1%	47,292	57%
Goodwill	463,975	462,997	—%	105,401	340%
Servicing assets	25,941	26,457	(2)%	11,856	119%
Other intangible assets, net	18,550	19,226	(4)%	2,607	612%
Other assets	202,875	229,836	(12)%	144,553	40%
Total assets	$13,465,863	$13,441,422	—%	$8,063,752	67%

Liabilities
Deposits	$10,703,777	$10,642,035	1%	$6,467,411	66%
Borrowings from FHLB	703,850	754,290	(7)%	530,495	33%
Subordinated debentures	100,067	99,808	—%	42,371	136%
Accrued interest payable	10,592	10,863	(2)%	6,746	57%
Other liabilities	68,780	78,953	(13)%	54,747	26%
Total liabilities	11,587,066	11,585,949	—%	7,101,770	63%

Stockholders’ Equity
Common stock, $0.001 par value; authorized, 150,000,000 shares at March 31, 2017, December 31, 2016, and March 31, 2016; issued and outstanding, 135,248,185, 135,240,079, and 79,597,106 shares at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.	$135	$135	—%	$80	69%
Capital surplus	1,401,275	1,400,490	—%	541,625	159%
Retained earnings	490,236	469,505	4%	413,122	19%
Accumulated other comprehensive income (loss), net	(12,849)	(14,657)	12%	7,155	(280)%
Total stockholders’ equity	1,878,797	1,855,473	1%	961,982	95%
Total liabilities and stockholders’ equity	$13,465,863	$13,441,422	—%	$8,063,752	67%

Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except per share data)

	Three Months Ended
	3/31/2017	12/31/2016	% change	3/31/2016	% change
Interest income:
Interest and fees on loans	$123,294	$125,791	(2)%	$77,118	60%
Interest on securities	8,113	7,391	10%	5,677	43%
Interest on federal funds sold and other investments	1,336	2,205	(39)%	666	101%
Total interest income	132,743	135,387	(2)%	83,461	59%

Interest expense:
Interest on deposits	14,511	14,815	(2)%	9,907	46%
Interest on other borrowings	3,327	3,363	(1)%	1,947	71%
Total interest expense	17,838	18,178	(2)%	11,854	50%

Net interest income before provision for loan losses	114,905	117,209	(2)%	71,607	60%
Provision for loan losses	5,600	800	600%	500	1,020%
Net interest income after provision for loan losses	109,305	116,409	(6)%	71,107	54%

Noninterest income:
Service fees on deposit accounts	5,338	5,601	(5)%	2,683	99%
Net gains on sales of SBA loans	3,250	3,660	(11)%	1,825	78%
Net gains on sales of other loans	420	1,401	(70)%	—	100%
Net gains on sales of securities available for sale	—	2	(100)%	—	—%
Other income and fees	8,595	7,528	14%	4,267	101%
Total noninterest income	17,603	18,192	(3)%	8,775	101%

Noninterest expense:
Salaries and employee benefits	34,169	34,162	—%	21,569	58%
Occupancy	7,194	7,948	(9)%	4,817	49%
Furniture and equipment	3,413	3,805	(10)%	2,287	49%
Advertising and marketing	3,424	2,475	38%	1,136	201%
Data processing and communications	3,606	3,904	(8)%	2,171	66%
Professional fees	2,609	2,301	13%	1,083	141%
FDIC assessment	1,010	468	116%	1,038	(3)%
Credit related expenses	1,883	812	132%	421	347%
Other real estate owned (“OREO”) expense, net	997	1,354	(26)%	1,428	(30)%
Merger-related expenses	947	2,952	(68)%	1,207	(22)%
Other	7,041	6,550	7%	2,892	143%
Total noninterest expense	66,293	66,731	(1)%	40,049	66%
Income before income taxes	60,615	67,870	(11)%	39,833	52%
Income tax provision	23,655	27,240	(13)%	16,210	46%
Net income	$36,960	$40,630	(9)%	$23,623	56%

Earnings Per Common Share:
Basic	$0.27	$0.30		$0.30
Diluted	$0.27	$0.30		$0.30

Average Shares Outstanding:
Basic	135,248,018	135,238,928		79,583,188
Diluted	135,689,816	135,585,561		79,613,245

Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited

	For the Three Months Ended (Annualized)
Profitability measures:	3/31/2017	12/31/2016	3/31/2016
ROA	1.11%	1.20%	1.20%
ROE	7.91%	8.72%	9.99%
Return on average tangible equity [1]	10.66%	11.77%	11.28%
Net interest margin	3.77%	3.75%	3.84%
Efficiency ratio	50.03%	49.28%	49.82%

[1] Average tangible equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

Table Page 3

4-4-4    NASDAQ: HOPE

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2017			12/31/2016			3/31/2016
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans receivable, including loans held for sale	$10,381,771	$123,294	4.82%	$10,427,538	$125,791	4.80%	$6,270,679	$77,118	4.95%
Securities available for sale	1,567,497	8,113	2.10%	1,586,560	7,391	1.85%	1,016,865	5,677	2.25%
FRB and FHLB stock and other investments	423,955	1,336	1.28%	433,212	2,205	2.02%	217,048	666	1.23%
Total interest earning assets	$12,373,223	$132,743	4.35%	$12,447,310	$135,387	4.33%	$7,504,592	$83,461	4.47%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$3,436,984	$7,191	0.85%	$3,414,158	$7,054	0.82%	$1,968,637	$4,004	0.82%
Savings	293,609	287	0.40%	303,064	319	0.42%	186,462	366	0.79%
Time deposits:
$100,000 or more	2,976,937	5,107	0.70%	3,035,499	5,325	0.70%	1,806,609	4,056	0.90%
Other	1,032,242	1,926	0.76%	1,085,254	2,117	0.78%	699,431	1,481	0.85%
Total time deposits	4,009,179	7,033	0.71%	4,120,753	7,442	0.72%	2,506,040	5,537	0.89%
Total interest bearing deposits	7,739,772	14,511	0.76%	7,837,975	14,815	0.75%	4,661,139	9,907	0.85%
FHLB advances	662,472	2,139	1.31%	681,757	2,190	1.28%	532,206	1,523	1.15%
Other borrowings	95,911	1,188	4.95%	95,650	1,173	4.80%	40,813	424	4.11%
Total interest bearing liabilities	8,498,155	$17,838	0.85%	8,615,382	$18,178	0.84%	5,234,158	$11,854	0.91%
Noninterest bearing demand deposits	2,868,339			2,918,156			1,629,565
Total funding liabilities/cost of funds	$11,366,494		0.64%	$11,533,538		0.63%	$6,863,723		0.69%
Net interest income/net interest spread		$114,905	3.50%		$117,209	3.49%		$71,607	3.56%
Net interest margin			3.77%			3.75%			3.84%
Cost of deposits:
Noninterest bearing demand deposits	$2,868,339	$—		$2,918,156	$—		$1,629,565	$—
Interest bearing deposits	7,739,772	14,511	0.76%	7,837,975	14,815	0.75%	4,661,139	9,907	0.85%
Total deposits	$10,608,111	$14,511	0.55%	$10,756,131	$14,815	0.55%	$6,290,704	$9,907	0.63%

Table Page 4

5-5-5    NASDAQ: HOPE

	Three Months Ended
AVERAGE BALANCES:	3/31/2017	12/31/2016	% change	3/31/2016	% change
Loans receivable, including loans held for sale	$10,381,771	$10,427,538	—%	$6,270,679	66%
Investments	1,991,452	2,019,772	(1)%	1,233,913	61%
Interest earning assets	12,373,223	12,447,310	(1)%	7,504,592	65%
Total assets	13,335,554	13,506,836	(1)%	7,875,940	69%

Interest bearing deposits	7,739,772	7,837,975	(1)%	4,661,139	66%
Interest bearing liabilities	8,498,155	8,615,382	(1)%	5,234,158	62%
Noninterest bearing demand deposits	2,868,339	2,918,156	(2)%	1,629,565	76%
Stockholders’ equity	1,869,006	1,864,766	—%	945,634	98%
Net interest earning assets	3,875,068	3,831,928	1%	2,270,434	71%

LOAN PORTFOLIO COMPOSITION:	3/31/2017	12/31/2016	% change	3/31/2016	% change
Commercial loans	$1,840,193	$1,986,949	(7)%	$1,118,420	65%
Real estate loans	8,291,188	8,154,570	2%	5,132,517	62%
Consumer and other loans	420,169	403,470	4%	124,064	239%
Loans outstanding	10,551,550	10,544,989	—%	6,375,001	66%
Unamortized deferred loan fees - net of costs	(1,883)	(1,657)	(14)%	(3,066)	39%
Loans, net of deferred loan fees and costs	10,549,667	10,543,332	—%	6,371,935	66%
Allowance for loan losses	(78,659)	(79,343)	1%	(76,856)	(2)%
Loan receivable, net	$10,471,008	$10,463,989	—%	$6,295,079	66%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2017	12/31/2016	% change	3/31/2016	% change
Retail buildings	$2,213,627	$2,163,075	2%	$1,339,676	65%
Hotels/motels	1,593,758	1,605,787	(1)%	1,079,649	48%
Gas stations/car washes	938,158	946,364	(1)%	689,883	36%
Mixed-use facilities	596,074	563,484	6%	381,955	56%
Warehouses	899,009	892,100	1%	530,353	70%
Multifamily	443,632	423,084	5%	251,780	76%
Other	1,606,930	1,560,676	3%	859,221	87%
Total	$8,291,188	$8,154,570	2%	$5,132,517	62%

DEPOSIT COMPOSITION	3/31/2017	12/31/2016	% change	3/31/2016	% change
Noninterest bearing demand deposits	$2,963,947	$2,900,241	2%	$1,695,040	75%
Money market and other	3,481,231	3,401,446	2%	1,951,561	78%
Saving deposits	289,924	301,906	(4)%	181,779	59%
Time deposits of $100,000 or more	2,984,078	2,982,256	—%	1,885,842	58%
Other time deposits	984,597	1,056,186	(7)%	753,189	31%
Total deposit balances	$10,703,777	$10,642,035	1%	$6,467,411	66%

DEPOSIT COMPOSITION (%)	3/31/2017	12/31/2016		3/31/2016
Noninterest bearing demand deposits	27.7%	27.3%		26.2%
Money market and other	32.5%	32.0%		30.2%
Saving deposits	2.7%	2.8%		2.8%
Time deposits of $100,000 or more	27.9%	28.0%		29.2%
Other time deposits	9.2%	9.9%		11.6%
Total deposit balances	100.0%	100.0%		100.0%

Table Page 5

6-6-6    NASDAQ: HOPE

CAPITAL RATIOS:	3/31/2017	12/31/2016	3/31/2016
Total stockholders’ equity	$1,878,797	$1,855,473	$961,982
Common Equity Tier 1 ratio	12.29%	12.10%	11.96%
Tier 1 risk-based capital ratio	13.12%	12.92%	12.54%
Total risk-based capital ratio	13.83%	13.64%	13.64%
Tier 1 leverage ratio	11.75%	11.49%	11.44%
Total risk weighted assets	$11,545,191	$11,575,944	$7,093,779
Book value per common share	$13.89	$13.72	$12.09
Tangible common equity to tangible assets [2]	10.75%	10.60%	10.73%
Tangible common equity per share [2]	$10.32	$10.15	$10.73

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:
	Three Months Ended
NONINTEREST EXPENSE BEFORE MERGER-RELATED COSTS	3/31/2017	12/31/2016	3/31/2016
Total noninterest expense	$66,293	$66,731	$40,049
Less: merger-related costs	947	2,952	1,207
Total noninterest expense, excluding merger-related expense	$65,346	$63,779	$38,842

CORE EPS LESS MERGER RELATED EXPENSES
Net income	$36,960	$40,630	$23,623
Less: merger-related costs	947	2,952	1,207
Tax provision adjustment	(370)	(1,185)	(491)
Net income, excluding merger-related expense	$37,537	$42,397	$24,339

Weighted average common shares diluted	135,689,816	135,585,561	79,613,245
Core EPS excluding merger-related expenses	$0.28	$0.31	$0.31

TANGIBLE COMMON EQUITY
Total stockholders’ equity	$1,878,797	$1,855,473	$961,982
Less: Common stock warrant	—	—	—
Less: Goodwill and core deposit intangible assets, net	(482,525)	(482,223)	(108,008)
Tangible common equity	$1,396,272	$1,373,250	$853,974

Total assets	$13,465,863	$13,441,422	$8,063,752
Less: Goodwill and core deposit intangible assets, net	(482,525)	(482,223)	(108,008)
Tangible assets	$12,983,338	$12,959,199	$7,955,744

Common shares outstanding	135,248,185	135,240,079	79,597,106

Tangible common equity to tangible assets	10.75%	10.60%	10.73%
Tangible common equity per share	$10.32	$10.15	$10.73

Table Page 6

7-7-7    NASDAQ: HOPE

	Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Balance at beginning of period	$79,343	$79,976	$76,425	$76,856	$76,408
Provision for loan losses	5,600	800	6,500	1,200	500
Recoveries	321	452	1,010	664	769
Charge offs	(6,605)	(1,885)	(3,959)	(2,295)	(821)
Balance at end of period	$78,659	$79,343	$79,976	$76,425	$76,856
Net charge offs/average loans receivable (annualized)	0.24%	0.05%	0.13%	0.10%	—%

	Three Months Ended
NET CHARGED OFF (RECOVERED) LOANS BY TYPE:	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Real estate loans	$1,444	$(45)	$127	$18	$(390)
Commercial loans	4,564	1,000	2,663	1,649	379
Consumer loans	276	478	159	(36)	63
Total net charge offs	$6,284	$1,433	$2,949	$1,631	$52

Table Page 7

8-8-8    NASDAQ: HOPE

NONPERFORMING ASSETS	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Delinquent loans on nonaccrual status [3]	$37,009	$40,074	$40,602	$42,398	$43,548
Delinquent loans 90 days or more on accrual status [4]	275	305	192	147	45
Accruing restructured loans	48,984	48,874	48,701	50,837	52,760
Total nonperforming loans	86,268	89,253	89,495	93,382	96,353
Other real estate owned	19,096	21,990	27,457	16,392	19,794
Total nonperforming assets	$105,364	$111,243	$116,952	$109,774	$116,147
Nonperforming assets/total assets	0.78%	0.83%	0.87%	1.32%	1.44%
Nonperforming assets/loans receivable & OREO	1.00%	1.05%	1.10%	1.66%	1.82%
Nonperforming assets/total capital	5.61%	6.00%	6.31%	11.30%	12.07%
Nonperforming loans/loans receivable	0.82%	0.85%	0.85%	1.42%	1.51%
Nonaccrual loans/loans receivable	0.35%	0.38%	0.38%	0.64%	0.68%
Allowance for loan losses/loans receivable	0.75%	0.75%	0.76%	1.16%	1.21%
Allowance for loan losses/nonaccrual loans	212.54%	197.99%	196.98%	180.26%	176.49%
Allowance for loan losses/nonperforming loans	91.18%	88.90%	89.36%	81.84%	79.77%
Allowance for loan losses/nonperforming assets	74.65%	71.32%	68.38%	69.62%	66.17%

[3]    Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $15.2 million, $15.9 million, $14.1 million, $15.5 million, and $15.4 million, at March 31, 2016, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, respectively.

[4]    Excludes Acquired Credit Impaired Loans totaling $17.3 million, $19.6 million, $16.4 million, $13.8 million, and $13.1 million at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, respectively.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Retail buildings	$5,794	$5,832	$5,876	$4,565	$4,598
Hotels/motels	1,300	1,305	1,315	1,324	1,336
Gas stations/car washes	—	—	829	835	840
Mixed-use facilities	134	889	895	1,111	1,117
Warehouses	5,321	5,379	5,449	5,512	5,575
Other [5]	36,435	35,469	34,337	37,490	39,294
Total	$48,984	$48,874	$48,701	$50,837	$52,760

[5] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Legacy
30 - 59 days	$10,199	$6,254	$3,580	$2,920	$4,488
60 - 89 days	3,978	6,719	1,100	1,427	1,510
Total delinquent loans less than 90 days past due - legacy	$14,177	$12,973	$4,680	$4,347	$5,998

Acquired
30 - 59 days	$5,248	$4,015	$3,451	$2,735	$1,456
60 - 89 days	1,007	1,049	1,168	345	47
Total delinquent loans less than 90 days past due - acquired	$6,255	$5,064	$4,619	$3,080	$1,503

Total delinquent loans less than 90 days past due	$20,432	$18,037	$9,299	$7,427	$7,501

Table Page 8

9-9-9    NASDAQ: HOPE

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Legacy
Real estate loans	$12,575	$10,896	$2,678	$2,047	$1,624
Commercial loans	1,404	2,010	1,866	2,215	1,441
Consumer loans	198	67	136	85	2,933
Total delinquent loans less than 90 days past due - legacy	$14,177	$12,973	$4,680	$4,347	$5,998

Acquired
Real estate loans	$5,211	$2,721	$3,761	$2,557	$1,189
Commercial loans	360	1,987	858	211	314
Consumer loans	684	356	—	312	—
Total delinquent loans less than 90 days past due - acquired	$6,255	$5,064	$4,619	$3,080	$1,503

Total delinquent loans less than 90 days past due	$20,432	$18,037	$9,299	$7,427	$7,501

NONACCRUAL LOANS BY TYPE	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Real estate loans	$26,550	$27,522	$24,055	$25,306	$26,123
Commercial loans	10,117	11,773	15,742	16,270	16,842
Consumer loans	342	779	805	822	583
Total nonaccrual loans	$37,009	$40,074	$40,602	$42,398	$43,548

CRITICIZED LOANS	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Legacy
Special mention	$127,432	$127,562	$168,289	$80,923	$87,025
Substandard	167,747	162,942	124,938	128,885	129,314
Doubtful	233	95	441	108	133
Loss	—	—	—	—	—
Total criticized loans - legacy	$295,412	$290,599	$293,668	$209,916	$216,472

Acquired
Special mention	$98,536	$116,094	$140,604	$19,447	$17,017
Substandard	139,964	148,164	131,398	67,261	71,954
Doubtful	2,052	1,854	2,624	2,603	1,997
Loss	—	—	(133)	—	—
Total criticized loans - acquired	$240,552	$266,112	$274,493	$89,311	$90,968

Total criticized loans	$535,964	$556,711	$568,161	$299,227	$307,440

Table Page 9